Exhibit 19.1

Statement of Policy Concerning Securities Trading

PURPOSE

This Statement of Policy Concerning Securities Trading (the “Policy”) provides guidelines with respect to transactions in the securities of Burlington Stores, Inc. (the “Company”). This Policy is intended to promote compliance with laws that prohibit certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information.

POLICY REQUIREMENTS

All Company personnel are required to comply with applicable law and this Policy, which may be broader and may prohibit conduct that is permitted by applicable law. Compliance with this Policy is required of all “corporate personnel” of the Company. The term “corporate personnel” means:

A.
all associates (both salaried and non-salaried) based in the Company’s corporate or buying offices;
B.
all field, distribution center and store operations associates (both salaried and non-salaried) who are included on the corporate payroll;
C.
all members of the Company’s Board of Directors; and
D.
such other persons the Company may from time to time determine should be subject to this Policy, such as contractors or consultants, who may have access to material, non-public information.

This Policy applies to family members of corporate personnel who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company securities are directed by them or are subject to their influence or control, such as parents or children who consult with them before trading in the Company’s securities (collectively referred to as “Family Members”). This Policy also applies to any entities that are influenced or controlled by any corporate personnel, including any corporations, partnerships or trust. Corporate personnel are responsible for both ensuring that these other persons or entities comply with this Policy and for the transactions of these other persons or entities and, as a result, corporate personnel should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for their own account.

This Policy applies to transactions in the Company’s securities, including the Company’s common stock (currently traded on the New York Stock Exchange), options to purchase common stock, restricted stock units, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible notes and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions subject to this Policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.

This Policy should not be interpreted to modify any agreements the Company and corporate personnel may have entered into regarding the disclosure of confidential information.

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1.
Prohibition Against Trading and Tipping While Aware of Material, Non-Public Information.

Generally, it is illegal and a violation of this Policy to trade in securities of the Company or any other entity while you are in possession of material non-public information about the Company or that entity. It also violates Company policy for any corporate personnel in possession of material, non-public information regarding the Company to communicate such material, non-public information to another person who might be expected to trade while in possession of such information or to recommend that another person buy or sell the Company’s securities. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company or any associate pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

A. Material Information. Information is material if it could reasonably affect a reasonable person’s investment decision whether to buy, sell or hold the Company’s securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Although it is not possible to list all types of information that might be deemed material under particular circumstances, information concerning the following subjects is often found material: (i) sales or operating results, internal forecasts or budgets; (ii) projections of future earnings or losses, or other earnings guidance, as well as changes to previously announced earnings guidance, or the decision to suspend earnings guidance; (iii) significant acquisitions or dispositions (including mergers, tender offers and asset purchase or sale transactions); (iv) major product changes or introductions; (v) special dividends or changes in dividend policy, the declaration of a stock split or an offering of additional securities; (vi) changes in debt ratings; (vii) significant write-downs of assets or additions to reserves for bad debts or contingent liabilities; (viii) liquidity problems; (ix) significant management developments or changes; (x) significant financing transactions or unannounced Company share repurchase programs; (xi) major corporate, distribution center or field reorganizations; (xii) significant litigations or governmental investigations (or the resolution of such litigations or investigations); and (xiii) a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight, so caution should be exercised. Any questions in this area should be directed to the Company’s General Counsel or Assistant General Counsel.

B. Non-Public Information. Information is non-public if it has not been disclosed to the public. Even after disclosure has been made, the Company does not consider information to be sufficiently absorbed by the market until the second business day after it has been disclosed by means likely to result in widespread public awareness through, for example, filings with the Securities and Exchange Commission (“SEC”), press releases or publicly accessible conference calls (by way of example and for purposes of clarification, if the Company were to release quarterly results on a Thursday, such information would be considered “public” under this Policy as of the following Monday).

C. Applicability Following Termination. This Policy continues to apply to transactions in Company securities even after termination of employment or other service to the Company or a subsidiary. If corporate personnel are aware of material, non-public information when their employment or service relationship terminates, they may not trade in Company securities until that information becomes public or is no longer material. If termination of employment or other service of corporate personnel occurs during a blackout period (as defined in this Policy), such corporate personnel may not trade in Company securities until the opening of the next Window Period, when the pre-clearance procedures specified in Section 2 below will also cease to apply.

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2.
Window Periods and Additional Procedures.

It is not permissible for any corporate personnel to engage in any transaction in the Company’s securities unless such transaction complies with applicable securities law and, except as noted in Section 3 below, occurs inside a period in which transactions are permitted (a “Window Period”). Any period of time during which transactions are not permitted is referred to as a “blackout period.”

A. Quarterly Window Period. The “Window Period” generally means the period beginning on the second business day following the release of the Company’s quarterly or annual financial results (e.g., if the Company releases results on a Thursday, the Window Period would open on the following Monday) and ending approximately fifteen (15) business days later. However, it is anticipated that any Window Period following the release of earnings for the Company’s third fiscal quarter will be shorter. Window Period open and end dates will be announced each quarter via internal Company communication channels.

The Company reserves the right to delay opening, close or not open a Window Period at any time if events or circumstances indicate that taking such action is prudent. In such event, the Company will inform corporate personnel accordingly but may not disclose the reason for such delay or closure. If corporate personnel are informed of such delay or closure, the existence of such delay or closure should not be disclosed to any other person, as it may be considered material, non-public information. A person in possession of material, non-public information about the Company may not engage in any transaction involving the Company’s securities either outside or inside the Window Period.

B. Additional Procedures. The Company has established additional procedures to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material, non-public information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to members of the Company’s Board of Directors (“directors”), officers subject to Section 16 of the Exchange Act (“officers”) and any additional persons designated from time to time by the Company’s General Counsel (collectively, the “Pre-Clearance Individuals”), as well as the Family Members of Pre-Clearance Individuals. It is not permissible for any Pre-Clearance Individual to engage in any transaction in the Company’s securities without such individual first obtaining pre-clearance of the transaction from the General Counsel (or his or her designee), or, if the transaction involves the General Counsel, from the Chief Executive Officer or the Chief Financial Officer. The officer providing such pre-clearance is referred to herein as the “Pre-Clearance Officer.” A request for pre-clearance should be submitted to the Pre-Clearance Officer in advance of the proposed transaction. However, the Pre-Clearance Officer is under no obligation to approve, and may determine not to permit, any transaction submitted for pre-clearance, even if the transaction falls inside a “Window Period.” If pre-clearance is denied, such denial must be kept confidential by the person requesting pre-clearance. If pre-clearance is granted, it remains the responsibility of the corporate personnel seeking pre-clearance to ensure that he or she is not in possession of material non-public information. Unless earlier revoked, pre-clearance of a transaction is valid for three business days. If the transaction is not executed within that time, the person requesting pre-clearance must request pre-clearance again.

From time to time, an event may occur that is material to the Company and is known only by certain parties. So long as the event remains material and non-public, individuals designated by the Pre-Clearance Officer may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Pre-Clearance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Pre-Clearance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, non-public information.

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3.
Transactions Under Company Plans.

A. Stock Option Exercises. This Policy does not apply to the exercise for cash of a stock option acquired pursuant to the Company’s plans, or to an election to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The prohibition does apply, however, to any sale of stock as part of a broker assisted cashless exercise of an option, or any other form of cashless exercise or market sale for the purpose of generating the cash needed to pay the exercise price of an option.

B. Restricted Stock or Restricted Stock Unit Awards. This Policy does not apply with respect to the vesting of restricted stock or restricted stock units or the settlement of performance-based restricted stock units, or an election to have the Company withhold shares of stock to satisfy tax withholding requirements upon any vesting or settlement of any such award. The prohibition does apply, however, to any market sale of Company stock underlying any such awards.

4.
Rule 10b5-1 Trading Plans.

A. Individual Plans. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an affirmative defense to insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 trading plan for transactions in Company securities that meets certain conditions specified in the Rule (a "Rule 10b5-1 Plan") and in this Section. If the Plan meets these conditions, transactions in Company securities may occur even when the person who has entered into the plan is aware of material, non-public information. The following guidelines apply to all Rule 10b5-1 Plans:

i. Persons subject to this Policy may not enter into, modify or terminate a Rule 10b5-1 Plan during a blackout period or while aware of material, non-public information.

ii. All Rule 10b5-1 Plans must have a duration of at least 6 months and no more than 2 years.

iii. For directors and officers, no transaction may take place under a Rule 10b5-1 Plan until the later of after (a) 90 days after adoption or modification of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company's fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in any event, this “cooling-off period” is subject to a maximum of 120 days after adoption of the plan). For persons other than directors and officers, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification of a Rule 10b5-1 plan.

iv. Subject to certain limited exceptions specified in Rule 10b5-1, persons subject to this Policy entering into a Rule 10b5-1 Plan may not: (i) have more than one plan in effect at any time, or (ii) have more than one 10b5-1 plan in place during any 12-month period that is designed to effect a single transaction.

v. Persons subject to this Policy must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, modifications to an existing Rule 10b5-1 Plan are discouraged, as a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

vi. Officers and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material non-public information about the Company or Company securities, and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b5-1.

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vii. Once a Rule 10b5-1 Plan is adopted, the person adopting the plan must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

The Company must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the disclosures or any other disclosures that the Company deems to be appropriate under the circumstances. All Rule 10b5-1 Plans must be approved in advance by the Pre-Clearance Officer and meet the conditions specified in the Rule and in this Section. No further pre-approval of transactions conducted pursuant to an approved Rule 10b5-1 Plan will be required.

B. Company Plans. It is Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf. From time to time, the Company may repurchase its securities pursuant to a Rule 10b5-1 Plan or otherwise. Rule 10b5-1 Plans relating to any such repurchases shall be subject to the guidelines set forth in the immediately preceding section except that they are not subject to a cooling off period and will not be subject to the limitations on plan duration or multiple and single-trade plans.

5.
Trading Reports Required by the SEC.

The Company requires that all officers and directors submit to the Pre-Clearance Officer (or his or her designee) a copy of any trade order or confirmation relating to the purchase, sale or gift of the Company’s securities (including any purchase, sale or gift that was previously pre-cleared or completed under a Rule 10b5-1 Plan) within one business day of such transaction. This information is necessary to enable the Company to monitor compliance by officers and directors and to assist such persons in properly reporting such transactions pursuant to Section 16 of the Exchange Act and the SEC’s rules thereunder. Under SEC rules, the preparation and filing of Section 16 reports is the sole responsibility of the reporting person. The Company can facilitate compliance by officers and directors to the extent they provide the Company with the information required by this Section 5, but the Company does not assume any legal responsibility for the filing of Section 16 reports.

6.
Hedging and Pledging Policy

All corporate personnel are prohibited from: (1) directly or indirectly engaging in hedging or monetization transactions, through transactions in the Company’s securities or through the use of financial instruments designed for such purpose; (2) engaging in short-term or speculative transactions in the Company’s securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by such persons; and (3) holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

A. Hedging or Monetization Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the securities of the Company. Such hedging and monetization transactions may permit persons to continue to own the securities of the Company obtained through the Company’s benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such persons may no longer have the same objectives as the Company’s other stockholders. Accordingly, corporate personnel may not engage in any hedging or monetization transactions with respect to the Company’s securities.

B. Short-Term or Speculative Transactions. Certain short-term or speculative transactions in the Company’s securities by corporate personnel create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving the Company’s securities. Accordingly, corporate personnel may not engage in the following transactions:

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i. Short Sales. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities by corporate personnel are prohibited. Short sales arising in certain types of hedging transactions are governed by Section A above.

ii. Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may cause corporate personnel to focus on short-term performance at the expense of the Company’s long term objectives. Accordingly, transactions by corporate personnel in put options, call options or other derivative securities related to the Company’s securities, on an exchange or in any other organized market, are prohibited. Transactions in options arising in certain types of hedging transactions are governed by Section A above.

C. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in the Company’s securities, corporate personnel are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. Pledges of Company securities arising from certain types of hedging transactions are governed by Section A above.

7.
Consequences of Violations.

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company’s securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment, as well as liability for the Company. In addition, failure to comply with this Policy may subject the individual to disciplinary action by the Company, including termination for cause, whether or not the associate’s failure to comply results in a violation of law.

8.
Implementation.

The Board of Directors or the Chief Executive Officer (or his or her designees) may adopt such reasonable procedures as deemed necessary or desirable in order to implement this Policy.

* * * *

If you have any doubt as to your responsibilities under this Policy, please seek clarification and guidance from the Chief Financial Officer, the General Counsel or the Assistant General Counsel before you act.

ADMINISTRATION

This Policy is administered by the Legal department. Compliance with this Policy is mandatory, unless an exception applies. Exceptions to this Policy must have a reasonable basis and require prior written approval of Burlington’s General Counsel. Additionally, all Associates are required to report actual or suspected violations of this Policy. There will be no retaliation for reports made in good faith. Any questions regarding a potential conflict between this Policy and applicable law, or any determination that a provision of this Policy is in conflict with applicable law should be directed to the General Counsel’s Office.

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